Exhibit 10.44

EXECUTIVE SEVERANCE AGREEMENT

AGREEMENT made as of this 11th day of November, 2008 by and between ZOLL Medical Corporation, a Massachusetts corporation with its principal place of business in Chelmsford, Massachusetts (the “Company”), and E. Jane Wilson of Hingham, Massachusetts (the “Executive”).

1. Purpose. The Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the uncertainty and questions which may arise among management in connection with a Change in Control (as defined in Section 2 hereof) may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

2. Change in Control. A “Change in Control” shall be deemed to have occurred in any one of the following events:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) or (B) the then outstanding shares of stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

(b) the date a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election; or

(c) the consummation of a transaction by the Company involving: (A) any consolidation or merger of the Company or any Subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock beneficially owned by any person to more than 50% of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to more than 50% of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a).

3. Terminating Event. A “Terminating Event” shall mean any of the events provided in this Section 3 occurring subsequent to a Change in Control as defined in Section 2:

(a) termination by the Company of the employment of the Executive with the Company for any reason other than (A) a willful act of dishonesty by the Executive with respect to any material matter involving the Company or any subsidiary or affiliate, or (B) conviction of the Executive of a crime involving moral turpitude, or (C) the gross or willful failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure after the Executive gives notice of termination for good reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of the Company which specifically identifies the manner in which the Board believes the Executive has not substantially performed the Executive’s duties; or (D) the failure by the Executive to perform her full-time duties with the Company by reason of her death, disability or retirement; provided, however, that a Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control. For purposes of clauses (A) and (C) of this Section 3(a), no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and its subsidiaries and affiliates. For purposes of clause (D) of this Section 3(a), Section 6 and Section 8(b) hereof, “disability” shall mean the Executive’s incapacity due to physical or mental illness which has caused the Executive to be absent from the full-time performance of her duties with the Company for a period of six (6) consecutive months if the Company shall have given the Executive a Notice of Termination (as hereinafter defined) and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of her duties. For purposes of clause (D) of this Section 3(a) and Section 6, “retirement” shall mean termination of the Executive’s employment in accordance with the

Company’s normal retirement policy, not including early retirement, generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to the Executive with the Executive’s express written consent;

(b) termination by the Executive of the Executive’s employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(A) a substantial adverse change, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to the Change in Control; or

(B) a material reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all or substantially all management employees; or

(C) a material relocation of the Company’s offices at which the Executive is principally employed immediately prior to the date of a Change in Control, such relocation shall be to a location more than 50 miles from such offices, or a material change to the geographic location at which the Executive is based, provided that such requirement by the Company shall be more than 50 miles from the Company offices at such location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control; or

(D) a material breach by the Company of this Agreement.

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4. Severance Payment. In the event a Terminating Event occurs within eighteen (18) months after a Change in Control,

(a) the Company shall pay to the Executive an amount equal to one and one-half (1.5) times the sum of (i) the Executive’s base salary immediately prior to the Terminating Event (or immediately prior to the Change in Control, if higher) and (ii) the average of the bonuses paid to the Executive over the three most recent years prior to the Change in Control, payable in one lump-sum payment on the Date of Termination (as hereinafter defined);

(b) the Company shall continue to provide health and dental insurance coverage to the Executive, on the same terms and conditions as though the Executive had remained an active employee, for eighteen (18) months after the Terminating Event; and

(c) the Company shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation.

5. Additional Benefits.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:

(A) If the Severance Payments, reduced by the sum of (i) the Excise Tax (as hereinafter defined) and (ii) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount (as hereinafter defined), are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Executive shall determine which method shall be followed; provided that if the Executive fails to make such determination within 45 days after the Company has sent the Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

For the purposes of this Section 5, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, or any interest or penalties incurred by the Executive with respect to such excise tax.

(b) The determination as to which of the alternative provisions of Section 5(a) shall apply to the Executive shall be made by BDO Seidman, LLP or any other nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(a) shall apply, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6. Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination by the Company of the employment of the Executive because of (A) a willful act of dishonesty by the Executive with respect to any material matter involving the Company or any subsidiary or affiliate, or (B) conviction of the Executive of a crime involving moral turpitude, or (C) the gross or willful failure by the Executive to substantially perform the Executive’s duties with the Company, or (D) the failure by the Executive to perform her full-time duties with the Company by reason of her death, disability (as defined in Section 3(a)) or retirement (as defined in Section 3(a)), (b) the resignation or termination of the Executive for any reason prior to a Change in Control, (c) the resignation of the Executive after a Change in Control for any reason other than the occurrence of any of the events enumerated in Section 3(b)(A)-(D) of this Agreement, or (d) the date which is eighteen (18) months after a Change in Control if the Executive is still employed by the Company.

7. Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

8. Notice and Date of Termination; Disputes; Etc.

(a) Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination. Further, a Notice of Termination pursuant to one or more of clauses (A) through (C) of Section 3(a) hereof is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, accompanied by the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the termination met the criteria set forth in one or more of clauses (A) through (C) of Section 3(a) hereof.

(b) Date of Termination. “Date of Termination”, with respect to any purported termination of the Executive’s employment after a Change in Control and during the term of this Agreement, shall mean (A) if the Executive’s employment is terminated for disability, 30 days after the Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such 30-day period) and (B) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination. In the case of a termination by the Company other than a termination pursuant to one or more of clauses (A) through (C) of Section 3(a) (which may be effective immediately), the Date of Termination shall be 30 days after the Notice of Termination is given. In the case of a termination by the Executive, the Date of Termination shall not be less than 15 days from the date such Notice of Termination is given. Notwithstanding Section 3(a) of this Agreement, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a Terminating Event for purposes of Section 3(a) of this Agreement.

(c) No Mitigation. The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Sections 4(a), (b) and (c) hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

(d) Settlement and Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association for commercial arbitrations, except with respect to the selection of arbitrators which shall be as provided in this Section 8(d). Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

9. Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due her under Section 4(a), (b) and (c) of this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to her death (or to her estate, if the Executive fails to make such designation).

10. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board.

13. Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 5 hereof, and except that the Executive shall have no rights to any severance benefits under any severance pay plan.

14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

15. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts.

16. Obligations of Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

17. Confidential Information. The Executive shall never use, publish or disclose in a manner adverse to the Company’s interests, any proprietary or confidential information relating to (a) the business, operations or properties of the Company or any subsidiary or other affiliate of the Company, or (b) any materials, processes, business practices, technology, know-how, research, programs, customer lists, customer requirements or other information used in the manufacture, sale or marketing of any of the respective products or services of the Company or any subsidiary or other affiliate of the Company; provided, however, that no breach or alleged breach of this Section 17 shall entitle the Company to fail to comply fully and in a timely manner with any other provision hereof. Nothing in this Agreement shall preclude the Company from seeking money damages, or equitable relief by injunction or otherwise without the necessity of proving actual damage to the Company, for any breach by the Executive hereunder.

18. Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (a) six months and one day after the Executive’s separation from service, or (b) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

With respect to any fees, expenses and taxes that the Executive may otherwise be entitled to reimbursement under this Agreement, the Executive shall provide evidence of such reimbursable expenses to the Company within 30 days of incurring such expenses and the Company shall reimburse the Executive for such expenses within 30 days of receiving such evidence.

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IN WITNESS WHEREOF, this Executive Severance Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.

ZOLL MEDICAL CORPORATION

By:	/s/ Richard A. Packer
Name:	Richard A. Packer
Title:	Chief Executive Officer

/s/ E. Jane Wilson
E. Jane Wilson